Exhibit 99.1
Tower Group, Inc. Announces Pricing of $135 Million Private Offering of Convertible Senior Notes
NEW YORK, September 15, 2010 (BUSINESS WIRE) — Tower Group, Inc. (NASDAQ: TWGP) (“Tower”) today announced the pricing of $135 million aggregate principal amount of 5.00% Convertible Senior Notes due 2014 (the “notes”) through a private offering to qualified institutional buyers pursuant to Rule 144A under the Securities Act of 1933, as amended. The notes will bear interest at a rate of 5.00% per year, payable semiannually in arrears on March 15 and September 15 of each year, beginning March 15, 2011. In certain circumstances, the notes may be converted at an initial conversion rate of 36.3782 shares of Tower’s common stock per $1,000 principal amount of notes, equivalent to an initial conversion price of approximately $27.49 per share of Tower’s common stock, representing a 27.5% conversion premium over the closing price of $21.56 per share on the NASDAQ Global Select Market on September 14, 2010. The notes will be convertible prior to March 15, 2014 only upon specified events and thereafter at any time. Upon conversion, the notes will be settled, at Tower’s election, in shares of Tower’s common stock, cash or a combination of cash and shares of Tower’s common stock. Tower may not redeem the notes at its election prior to their maturity date. Tower granted a 13-day option to the initial purchasers to purchase an additional $15 million aggregate principal amount of notes solely for the purpose of covering over-allotments. Tower expects to close the offering on or about September 20, 2010, subject to the satisfaction of various customary closing conditions.
Tower estimates that the net proceeds from the offering of notes will be approximately $130 million, after deducting the initial purchasers’ discounts and estimated fees and expenses of the offering (exclusive of any proceeds of the initial purchasers’ exercise of their over-allotment option).
Tower expects to use approximately $50 million of the net proceeds of the offering to repurchase shares of its common stock, of which Tower anticipates using approximately $30 million to repurchase shares through one or more of the initial purchasers or their respective affiliates concurrently with the offering. Tower also expects to use approximately $10.4 million of the net proceeds from the offering of the notes to pay the costs of the convertible note hedge transactions described below (after such costs are partially offset by the proceeds that Tower receives from the warrant transactions described below). Tower expects to use the remainder of the net proceeds to repay approximately $56 million of outstanding borrowings under its revolving credit facility and for general corporate purposes.
In connection with the offering of the notes, Tower entered into convertible note hedge transactions with certain of the initial purchasers or their respective affiliates (the “hedge counterparties”). The convertible note hedge transactions are intended to reduce potential dilution to Tower’s common stock and to offset potential cash payments in excess of the principal amount of converted notes, as the case may be, upon any conversion of the notes. In addition, Tower entered into separate warrant transactions with the hedge counterparties with an initial strike price of $33.42 per share, subject to certain adjustments, which is approximately 55% higher than the closing price of Tower’s common stock on the NASDAQ Global Select Market on September 14, 2010. The warrant transactions will separately have a dilutive effect on Tower’s common stock to the extent that the market value per share of Tower’s common stock exceeds the applicable strike price of the warrants. If the initial purchasers exercise their over-allotment option, Tower may enter into additional convertible note hedge and additional warrant transactions.
In connection with establishing their initial hedges of the convertible note hedge and warrant transactions, the hedge counterparties or their respective affiliates expect to enter into various derivative transactions with respect to Tower’s common stock concurrently with or shortly after the pricing of the offering of the notes. These activities and the repurchase of common stock by Tower could increase (or reduce the size of any decrease in) the market price of Tower’s common stock concurrently with or shortly after the pricing of the notes. In addition, the hedge counterparties or their respective affiliates are likely to modify their hedge positions by entering into or unwinding various derivatives with respect to Tower’s common stock and purchasing or selling Tower’s common stock or other securities of Tower in secondary market transactions following the pricing of the notes and prior to the maturity of the notes (and are likely to do so during any observation period with respect to any conversion of notes and on or around any conversion date related to a conversion of notes). The effect, if any, of any of these transactions and activities on the market price of Tower’s common stock or the notes will depend in part on market conditions and cannot be ascertained at this time, but any of these activities could adversely affect the value of Tower’s common stock and the value of the notes and, as a result, could affect holders’ ability to convert the notes and the amount of cash, if any, and the number of and value of shares of Tower’s common stock, if any, that holders will receive upon conversion of the notes.
This announcement does not constitute an offer to sell or a solicitation of an offer to buy securities. The offer and the sale of the notes, the convertible note hedge, the warrants and the shares of common stock underlying such securities have not been registered under the Securities Act of 1933, as amended, or the securities laws of any other jurisdiction and the notes, convertible note hedge, warrants and underlying shares of common stock may not be offered or sold absent registration or an applicable exemption from registration requirements. This announcement contains information about anticipated transactions, and there can be no assurance that such transactions will be completed.
Tower Group, Inc.
Thomas Song
212-655-4789
Managing Vice President
tsong@twrgrp.com